FORM 51–102F3

MATERIAL CHANGE REPORT

Item 1          Name and Address of Company

Nord Resources Corporation
1 W. Wetmore Road, Suite 203
Tucson, Arizona 85705

Item 2          Date of Material Change

June 28, 2013

Item 3          News Release

A news release was issued by Nord Resources Corporation (the “Company” or “Nord”) on June 28, 2012 and distributed through CNW Group.

Item 4          Summary of Material Change

The Company announced that it has entered into an extension agreement with respect to its replacement cathode sales agreement with Red Kite Master Fund Limited (“Red Kite”) that covered the period from January 1, 2013 through June 30, 2013, for 100% of the copper cathode production from the Johnson Camp Mine. The extension runs through September 30, 2013 with renewable extensions by mutual agreement of both parties.

Item 5          Full Description of Material Change

5.1                Full Description of Material Change

The Company into an extension agreement with respect to its replacement cathode sales agreement with Red Kite that covered the period from January 1, 2013 through June 30, 2013, for 100% of the copper cathode production from the Johnson Camp Mine. The replacement cathode sales agreement was executed by the parties upon the expiry of the long term copper cathode sales agreement that was in place from February 1, 2008 through December 31, 2012. The extension runs through September 30, 2013 with renewable extensions by mutual agreement of both parties. Pursuant to the agreement, Red Kite will accept delivery of the cathodes at the Johnson Camp Mine, and pricing will be based on the COMEX price for high-grade copper on the date of sale. Red Kite is a large metals hedge fund and physical trader.

5.2                Disclosure for Restructuring Transactions

Not Applicable

Item 6          Reliance on subsection 7.1(2) of National Instrument 51–102

Not applicable.

Item 7          Omitted Information

Not applicable.

Item 8          Executive Officer

Wayne Morrison
Chief Executive Officer and Chief Financial Officer
Telephone: (520) 292-0266

Item 9          Date of Report

June 28, 2013